Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 15, 2025 (December 8, 2025, as to the effects of the reverse stock split described in Note 3, and April 15, 2026, as to the effects of the restatement discussed in Note 2), relating to the financial statements of Solidion Technology, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Dayton, Ohio

June 12, 2026